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The Board of Directors
Premier Bancorp, Inc.



We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus of Premier Bancorp, Inc., which is a part of the Registration Statement on Form S-2/A for Premier Bancorp, Inc.



                                       /s/ KPMG LLP






June 11, 2002

Philadelphia, Pennsylvania